Exhibit 99.1

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com
FOR IMMEDIATE RELEASE
FTD Group, Inc. Reports Fourth Quarter and Fiscal Year 2008 Results
Stockholder Approval Received for Pending Merger with United Online, Inc.
DOWNERS GROVE, IL. – Monday, August 25, 2008 – FTD Group, Inc. (NYSE: FTD), a leading international provider of floral related products and services, today announced fourth quarter and fiscal year 2008 financial results for the period ended June 30, 2008.
FISCAL YEAR 2008 RESULTS
Fiscal year 2008 consolidated revenue grew $33.1 million, or 5.4%, to $646.1 million, compared to consolidated revenue of $613.0 million for fiscal year 2007.
Fiscal year 2007 included only eleven months of results for the Company’s International Segment, as a result of its acquisition of the Interflora U.K. business on July 31, 2006.
Net income for fiscal year 2008 was $39.0 million, or $1.31 per diluted share. During the current fiscal year, the Company incurred $5.5 million in unusual expenses, which included $2.9 million of expenses related to the pending acquisition by United Online, Inc., $2.0 million of charges related to abandoned acquisition opportunities in light of the pending acquisition by United Online, Inc., and $0.6 million in advisory costs incurred in conjunction with the resolution of a sales tax audit. Partially offsetting these expenses was a $1.3 million tax benefit related to an enacted tax rate change in the U.K. Net of tax, these unusual expenses amounted to $0.09 per diluted share. Management does not consider any of these unusual items to be reflective of the Company’s core operating performance.
Fiscal year 2007 net income was $31.9 million, or $1.08 per diluted share, which included $0.02 per diluted share in expenses related to the Company’s secondary stock offering in the third quarter of fiscal year 2007.
Including the $5.5 million in unusual expenses described above, earnings before interest, taxes, depreciation and amortization (EBITDA) was $94.7 million for fiscal year 2008. Adjusted EBITDA, which excludes the unusual expenses described above and other (income) expense, net, was $99.6 million for fiscal year 2008 compared to Adjusted EBITDA (which excludes other (income) expense, net) of $92.5 million for the prior fiscal year.
3113 Woodcreek Drive  •  Downers Grove, IL 60515
Main Phone: (630) 719-7800  •  www.ftd.com  •  www.interflora.co.uk

A table reconciling net income to EBITDA and Adjusted EBITDA and management’s discussion of the use of non-GAAP measures is included with the attached consolidated financial statements. The Company believes EBITDA and Adjusted EBITDA provide useful supplemental information related to the Company’s operations and results.
Domestic Consumer Segment
The Domestic Consumer Segment achieved revenue of $286.4 million in fiscal year 2008, compared to revenue of $287.6 million in fiscal year 2007, a decrease of 0.4%. Fiscal year 2008 operating income in the Domestic Consumer Segment was $25.0 million, or 8.7% of Domestic Consumer Segment revenue, compared to $21.2 million in the prior year, or 7.4% of Domestic Consumer Segment revenue. Operating margin during the period increased primarily due to more efficient technology and marketing spending.
Domestic Consumer orders for fiscal year 2008 totaled approximately 4,428,000 compared to approximately 4,590,000 orders for fiscal year 2007. Average order value increased to $63.09 in the current year from $61.31 in the prior year.
Domestic Florist Segment
The Domestic Florist Segment achieved revenue of $181.5 million in fiscal year 2008, slightly down from the $182.0 million of revenue achieved in the same period of the prior fiscal year. Fiscal year 2008 operating income for the Domestic Florist Segment was $58.2 million, or 32.1% of Domestic Florist Segment revenue, compared to $58.7 million in the prior year, or 32.2% of Domestic Florist Segment revenue.
International Segment
The International Segment, primarily comprised of the Interflora U.K. business, achieved revenue of $178.3 million in fiscal year 2008 compared to revenue of $143.4 million in the prior fiscal year, representing a 24.3% increase. Fiscal year 2007 included only eleven months of results for the Company’s International Segment, as a result of its acquisition of the Interflora U.K. business on July 31, 2006. This increase in revenue included $5.2 million related to favorable foreign currency movement between the U.S. Dollar and the British Pound.
The International Segment achieved operating income of $18.6 million, or 10.4% of International Segment revenue, in fiscal year 2008 compared to $13.0 million, or 9.1% of revenue, in fiscal year 2007. This increase was largely due to efficiencies across the business as well as a current year reversal of previously accrued deferred compensation expense.
The International Segment continued to experience strong demand during fiscal year 2008, as consumer order volume increased 20.6% to approximately 2,152,000 for fiscal year 2008 compared to approximately 1,785,000 orders for the eleven-month period of the prior fiscal year (fiscal year 2008 order volume represents an increase of 11.5% over Interflora U.K.’s order volume for a twelve-month period of the prior fiscal year). Average order value in the International Segment was $68.11 in the current year, a 3.5% increase, primarily attributable to favorable foreign currency movement, compared to $65.81 for the eleven-month period of the prior fiscal year. Internet orders increased to 74.9% of total consumer order volume in the current year, from 71.0% in the eleven-month period of fiscal year 2007.

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BALANCE SHEET AND OTHER HIGHLIGHTS
As of June 30, 2008, the Company’s cash and cash equivalents totaled $35.1 million. The Company’s debt balance totaled $292.1 million, compared to total debt of $294.1 million as of March 31, 2008. As of June 30, 2008, the Company had $74.0 million available under its revolving credit facility.
During fiscal year 2008, the Company repaid $21.6 million of debt, which included $1.7 million in notes payable. In addition, the Company made $19.2 million in dividend payments during fiscal year 2008.
FOURTH QUARTER FISCAL YEAR 2008 RESULTS
Fourth quarter fiscal year 2008 consolidated revenues grew 3.0% to $174.9 million, compared to revenue of $169.8 million for the same period of fiscal year 2007. This revenue growth was attributable to revenue increases across all three segments of the business.
Fourth quarter revenue for the Domestic Consumer Segment increased 4.2% to $94.3 million, compared to $90.5 million in the same period of the prior fiscal year. Fourth quarter Consumer Segment operating margin increased to 11.1% from 10.5% in the same period of the prior fiscal year, reflecting the Company’s continued focus on profitability.
Domestic Florist Segment fourth quarter revenue was $44.8 million compared with $44.5 million in the prior fiscal year. Fourth quarter operating margin in the Domestic Florist Segment grew to 35.4% from 30.9% in the prior fiscal year period. This increase in operating margin is due in part to a shift in timing of advertising expenses related to the Easter holiday and a florist membership event that occurred during the third quarter of the current fiscal year but during the fourth quarter of the prior fiscal year.
The International Segment contributed $35.8 million of revenue, an increase of 2.9% during this non-holiday period in the U.K., compared to $34.8 million in the same period of the prior fiscal year. Revenue was negatively impacted by $0.2 million related to unfavorable foreign currency movements between the U.S. Dollar and the British Pound. Fourth quarter operating margin in the International Segment grew to 11.6% from 11.0% in the prior fiscal year period.
Net income for the fourth quarter of fiscal year 2008 was $12.6 million, or $0.42 per diluted share, compared to net income of $10.7 million, or $0.36 per diluted share, in the prior fiscal year fourth quarter. Net income in the fourth quarter of fiscal year 2008 included $1.8 million of after-tax costs related to the pending transaction with United Online, Inc. which were offset in part by a current year reversal of previously accrued deferred compensation expense in the International Segment totaling $0.6 million, after tax.
Adjusted EBITDA for the fourth quarter of fiscal year 2008 was $30.2 million, which excludes $2.1 million of costs related to the pending transaction with United Online, Inc., compared to Adjusted EBITDA of $26.7 million for the same period of the prior fiscal year, representing a 12.9% increase.
ACQUISITION OF COMPANY BY UNITED ONLINE, INC.
The Company announced that its stockholders, at a special meeting held on August 25, 2008, voted to adopt the agreement and plan of merger among FTD, United Online, Inc. (Nasdaq: UNTD), and UNOLA Corp., an indirect wholly owned subsidiary of United Online, Inc. Shares

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voted in favor of the adoption of the agreement and plan of merger represented more than 79% percent of the total issued and outstanding shares of common stock of FTD.
The merger is expected to close on Tuesday, August 26, 2008. As a result of the merger, FTD will become an indirect wholly owned subsidiary of United Online, Inc., and FTD’s stockholders will be entitled to receive $10.15 in cash, without interest, and 0.4087 of a share of United Online, Inc. common stock for each share of FTD common stock that they own.
ABOUT FTD GROUP, INC.
FTD Group, Inc. is a leading provider of floral related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. The business utilizes the highly recognized FTD and Interflora brands, both supported by the Mercury Man logo, which is displayed in approximately 45,000 floral shops worldwide. The consumer businesses operate primarily through the www.ftd.com Web site in the U.S. and Canada and the www.interflora.co.uk Web site in the U.K. and are complemented by the florist businesses which provide products and services to the Company’s independent members.
FORWARD-LOOKING STATEMENTS
This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may include statements regarding the Company’s outlook, anticipated revenue growth and profitability; anticipated benefits of its acquisition of Interflora Holdings Limited (“Interflora U.K.”), anticipated benefits of investments in new products, programs and offerings and opportunities and trends within both the domestic and international floral businesses, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. The international business reflects the operations of Interflora U.K. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and the Company’s industry. Investors are cautioned that actual results could differ from those contained in any forward-looking statements as a result of: the Company’s ability to acquire and retain FTD and Interflora U.K. members and continued recognition by members of the value of the Company’s products and services; the acceptance by members of new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to FTD and Interflora U.K. members; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the domestic and international consumer businesses; the success of the Company’s marketing campaigns; the ability to retain customers and maintain average order value within the domestic and international consumer businesses; the ability to manage foreign currency exchange rate risk; the Company’s performance during key holiday selling seasons such as Christmas, Valentine’s Day and Mother’s Day; the existence of failures in the Company’s computer systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the domestic and international businesses; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate Interflora U.K. and additional partners or acquisitions, if any are identified. These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the

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Securities and Exchange Commission. The Company expressly disclaims any obligation to update its forward-looking statements.
Financial statements follow...

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FTD GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Consumer segment	$94,325	$90,537	$286,365	$287,621
Florist segment	44,766	44,473	181,452	181,995
International segment	35,813	34,792	178,308	143,396

Total revenues	174,904	169,802	646,125	613,012

Costs of goods sold and services provided:
Consumer segment	66,069	63,020	201,832	203,487
Florist segment	13,803	13,331	60,614	57,498
International segment	24,051	23,187	122,181	98,390
Corporate	585	489	2,052	1,996

Total costs of goods sold and services provided	104,508	100,027	386,679	361,371

Gross profit:
Consumer segment	28,256	27,517	84,533	84,134
Florist segment	30,963	31,142	120,838	124,497
International segment	11,762	11,605	56,127	45,006
Corporate	(585)	(489)	(2,052)	(1,996)

Total gross profit	70,396	69,775	259,446	251,641

Advertising and selling:
Consumer segment	11,349	11,013	35,264	36,100
Florist segment	10,422	12,657	43,324	47,699
International segment	2,608	1,988	14,954	10,626

Total advertising and selling	24,379	25,658	93,542	94,425

General and administrative:
Consumer segment	5,181	5,952	19,696	22,702
Florist segment	2,125	2,009	8,695	8,357
International segment	4,985	5,803	22,575	21,352
Corporate	8,821	7,070	33,561	26,685

Total general and administrative	21,112	20,834	84,527	79,096

Operating income (loss) before corporate allocations:
Consumer segment	11,726	10,552	29,573	25,332
Florist segment	18,416	16,476	68,819	68,441
International segment	4,169	3,814	18,598	13,028
Corporate	(9,406)	(7,559)	(35,613)	(28,681)

Total operating income before corporate allocations	24,905	23,283	81,377	78,120

Corporate Allocations:
Consumer segment	1,256	1,090	4,595	4,111
Florist segment	2,575	2,753	10,614	9,760
International segment	—	—	—	—
Corporate	(3,831)	(3,843)	(15,209)	(13,871)

Total corporate allocations	—	—	—	—

Income (loss) from operations:
Consumer segment	10,470	9,462	24,978	21,221
Florist segment	15,841	13,723	58,205	58,681
International segment	4,169	3,814	18,598	13,028
Corporate	(5,575)	(3,716)	(20,404)	(14,810)

Total income from operations	24,905	23,283	81,377	78,120

Other income and expenses:
Interest income	(346)	(757)	(1,366)	(1,883)
Interest expense	4,978	6,548	22,976	28,227
Other income, net	(311)	(204)	(636)	(929)

Total other expenses	4,321	5,587	20,974	25,415

Income before income tax	20,584	17,696	60,403	52,705

Income tax expense	7,968	6,949	21,372	20,793

Net income	$12,616	$10,747	$39,031	$31,912

Net income per common share — basic	$0.43	$0.37	$1.33	$1.12

Net income per common share — diluted	$0.42	$0.36	$1.31	$1.08

Weighted average common shares outstanding — basic	29,523	28,955	29,405	28,496

Weighted average common shares outstanding — diluted	29,778	30,014	29,719	29,577

FTD GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2008	June 30, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$35,097	$25,462
Accounts receivable, less allowance for doubtful accounts of $7,208 at June 30, 2008 and $5,431 at June 30, 2007	31,644	32,416
Inventories, net	5,094	3,694
Other current assets	11,007	9,500

Total current assets	82,842	71,072

Property and equipment:
Property and equipment	37,532	35,791
Less accumulated depreciation	15,719	11,018

Property and equipment, net	21,813	24,773

Other assets:
Computer software, net	12,801	12,699
Other noncurrent assets	23,285	21,085
Other intangible assets, less accumulated amortization of $12,342 at June 30, 2008 and $9,154 at June 30, 2007	10,258	13,454
Trademark	187,535	187,816
Goodwill	417,656	418,001

Total other assets	651,535	653,055

Total assets	$756,190	$748,900

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$50,224	$52,009
Other accrued liabilities	34,781	28,511
Current maturities of long-term debt	1,242	8,475
Dividends payable	—	4,707

Total current liabilities	86,247	93,702

Senior secured credit facility	120,768	133,418
Senior subordinated notes	170,117	170,117
Post-retirement benefits, accrued pension obligations and other liabilities	4,843	4,535
Deferred income taxes	80,573	85,350

Stockholders’ equity:
Common stock: $0.01 par value, 75,000 shares authorized; 29,832 shares issued as of June 30, 2008 and 29,482 shares issued as of June 30, 2007	298	295
Additional paid-in capital	237,744	235,589
Retained earnings	46,227	20,952
Accumulated other comprehensive income	9,439	9,933
Treasury stock, at cost, 5 shares as of June 30, 2008 and 519 shares as of June 30, 2007	(66)	(4,991)

Total stockholders’ equity	293,642	261,778

Total liabilities and stockholders’ equity	$756,190	$748,900

FTD GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$39,031	$31,912
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,675	14,335
Stock-based compensation expense	2,549	1,965
Amortization and write off of deferred financing costs	954	2,775
Provision for doubtful accounts	3,311	3,260
Deferred income taxes	(4,341)	1,925
Excess tax benefit from stock-based compensation	(2,421)	(4,122)
Increase (decrease) in cash due to changes in operating assets and liabilities, net of acquisition
Accounts receivable	(2,505)	5,208
Inventories	(1,398)	(31)
Prepaid expenses and other	(267)	2,305
Other noncurrent assets	(4,119)	(214)
Accounts payable	(2,811)	(14,733)
Other accrued liabilities, unearned income, and customer deposits	10,749	3,805

Net cash provided by operating activities	51,407	48,390

Cash flows from investing activities:
Capital expenditures	(6,652)	(7,835)
Proceeds from sale of business and related notes receivable	650	—
Dividends received	48	—
Acquisition of business, net of cash acquired	—	(96,702)
Settlement of foreign exchange contract	—	1,386

Net cash used in investing activities	(5,954)	(103,151)

Cash flows from financing activities:
Repayments of long-term debt	(19,883)	(58,107)
Dividends paid	(19,213)	(4,699)
Excess tax benefit from stock-based compensation	2,421	4,122
Proceeds from exercise of stock options	2,187	2,510
Repayment of notes payable and capital lease obligations	(1,706)	(23,572)
Repurchase of company stock	(66)	—
Proceeds from issuance of common stock	6	—
Proceeds from issuance of long-term debt, net of financing costs	—	148,536

Net cash (used in) provided by financing activities	(36,254)	68,790

Effect of foreign exchange rate changes on cash and cash equivalents	436	479

Net increase in cash and cash equivalents	9,635	14,508

Cash and cash equivalents at beginning of period	25,462	10,954

Cash and cash equivalents at end of period	$35,097	$25,462

FTD GROUP, INC.
SEGMENT INFORMATION
(In thousands)

	Three Months Ended			Three Months Ended
	June 30, 2008			June 30, 2007
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated
Revenues:
Consumer segment	$98,299	$(3,974)	$94,325	$94,162	$(3,625)	$90,537
Florist segment	44,877	(111)	44,766	44,669	(196)	44,473
International segment	35,713	100	35,813	34,650	142	34,792

Total	178,889	(3,985)	174,904	173,481	(3,679)	169,802

Costs of Goods Sold and Services Provided:
Consumer segment	66,180	(111)	66,069	63,216	(196)	63,020
Florist segment	13,803	—	13,803	13,331	—	13,331
International segment	24,085	(34)	24,051	23,231	(44)	23,187
Corporate	585	—	585	489	—	489

Total	104,653	(145)	104,508	100,267	(240)	100,027

Gross Profit:
Consumer segment	32,119	(3,863)	28,256	30,946	(3,429)	27,517
Florist segment	31,074	(111)	30,963	31,338	(196)	31,142
International segment	11,628	134	11,762	11,419	186	11,605
Corporate	(585)	—	(585)	(489)	—	(489)

Total	74,236	(3,840)	70,396	73,214	(3,439)	69,775

Advertising and Selling:
Consumer segment	11,349	—	11,349	11,013	—	11,013
Florist segment	14,396	(3,974)	10,422	16,282	(3,625)	12,657
International segment	2,592	16	2,608	2,172	(184)	1,988

Total	28,337	(3,958)	24,379	29,467	(3,809)	25,658

General and Administrative:
Consumer segment	5,181	—	5,181	5,952	—	5,952
Florist segment	2,125	—	2,125	2,009	—	2,009
International segment	4,924	61	4,985	5,677	126	5,803
Corporate	8,821	—	8,821	7,070	—	7,070

Total	21,051	61	21,112	20,708	126	20,834

Operating Income (Loss) before Corporate Allocations:
Consumer segment	15,589	(3,863)	11,726	13,981	(3,429)	10,552
Florist segment	14,553	3,863	18,416	13,047	3,429	16,476
International segment	4,112	57	4,169	3,570	244	3,814
Corporate	(9,406)	—	(9,406)	(7,559)	—	(7,559)

Total	24,848	57	24,905	23,039	244	23,283

Corporate Allocations:
Consumer segment	1,256	—	1,256	1,090	—	1,090
Florist segment	2,575	—	2,575	2,753	—	2,753
International segment	—	—	—	—	—	—
Corporate	(3,831)	—	(3,831)	(3,843)	—	(3,843)

Total	—	—	—	—	—	—

Operating Income (Loss):
Consumer segment	14,333	(3,863)	10,470	12,891	(3,429)	9,462
Florist segment	11,978	3,863	15,841	10,294	3,429	13,723
International segment	4,112	57	4,169	3,570	244	3,814
Corporate	(5,575)	—	(5,575)	(3,716)	—	(3,716)

Total	$24,848	$57	$24,905	$23,039	$244	$23,283

Depreciation and Amortization:
Consumer segment	$889	$—	$889	$885	$—	$885
Florist segment	690	—	690	837	—	837
International segment	979	—	979	1,062	—	1,062
Corporate	654	—	654	661	—	661

Total	$3,212	$—	$3,212	$3,445	$—	$3,445

FTD GROUP, INC.
SEGMENT INFORMATION
(In thousands)

	Year Ended			Year Ended
	June 30, 2008			June 30, 2007
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated
Revenues:
Consumer segment	$298,758	$(12,393)	$286,365	$299,599	$(11,978)	$287,621
Florist segment	181,914	(462)	181,452	182,503	(508)	181,995
International segment	177,910	398	178,308	143,072	324	143,396

Total	658,582	(12,457)	646,125	625,174	(12,162)	613,012

Costs of Goods Sold and Services Provided:
Consumer segment	202,294	(462)	201,832	203,995	(508)	203,487
Florist segment	60,614	—	60,614	57,498	—	57,498
International segment	122,314	(133)	122,181	98,511	(121)	98,390
Corporate	2,052	—	2,052	1,996	—	1,996

Total	387,274	(595)	386,679	362,000	(629)	361,371

Gross Profit:
Consumer segment	96,464	(11,931)	84,533	95,604	(11,470)	84,134
Florist segment	121,300	(462)	120,838	125,005	(508)	124,497
International segment	55,596	531	56,127	44,561	445	45,006
Corporate	(2,052)	—	(2,052)	(1,996)	—	(1,996)

Total	271,308	(11,862)	259,446	263,174	(11,533)	251,641

Advertising and Selling:
Consumer segment	35,264	—	35,264	36,100	—	36,100
Florist segment	55,717	(12,393)	43,324	59,677	(11,978)	47,699
International segment	14,872	82	14,954	11,006	(380)	10,626

Total	105,853	(12,311)	93,542	106,783	(12,358)	94,425

General and Administrative:
Consumer segment	19,696	—	19,696	22,702	—	22,702
Florist segment	8,695	—	8,695	8,357	—	8,357
International segment	22,508	67	22,575	20,908	444	21,352
Corporate	33,561	—	33,561	26,685	—	26,685

Total	84,460	67	84,527	78,652	444	79,096

Operating Income (Loss) before Corporate Allocations:
Consumer segment	41,504	(11,931)	29,573	36,802	(11,470)	25,332
Florist segment	56,888	11,931	68,819	56,971	11,470	68,441
International segment	18,216	382	18,598	12,647	381	13,028
Corporate	(35,613)	—	(35,613)	(28,681)	—	(28,681)

Total	80,995	382	81,377	77,739	381	78,120

Corporate Allocations:
Consumer segment	4,595	—	4,595	4,111	—	4,111
Florist segment	10,614	—	10,614	9,760	—	9,760
International segment	—	—	—	—	—	—
Corporate	(15,209)	—	(15,209)	(13,871)	—	(13,871)

Total	—	—	—	—	—	—

Operating Income (Loss):
Consumer segment	36,909	(11,931)	24,978	32,691	(11,470)	21,221
Florist segment	46,274	11,931	58,205	47,211	11,470	58,681
International segment	18,216	382	18,598	12,647	381	13,028
Corporate	(20,404)	—	(20,404)	(14,810)	—	(14,810)

Total	$80,995	$382	$81,377	$77,739	$381	$78,120

Depreciation and Amortization:
Consumer segment	$3,534	$—	$3,534	$3,768	$—	$3,768
Florist segment	2,660	—	2,660	3,267	—	3,267
International segment	3,861	—	3,861	3,845	—	3,845
Corporate	2,620	—	2,620	3,455	—	3,455

Total	$12,675	$—	$12,675	$14,335	$—	$14,335

FTD GROUP, INC.
NON-GAAP FINANCIAL MEASURES
EBITDA
(Unaudited)
(In thousands)
Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).
The Company defines EBITDA as net income before net interest expense, income tax expense, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA plus expenses and minus income items that are not considered reflective of the Company’s core operations. EBITDA and Adjusted EBITDA are calculated as follows for the periods presented:

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income, as reported (GAAP basis)	$12,616	$10,747	$39,031	$31,912
plus: Interest expense, net	4,632	5,791	21,610	26,344
plus: Depreciation and amortization	3,212	3,445	12,675	14,335
plus: Income tax expense	7,968	6,949	21,372	20,793

EBITDA (1)	28,428	26,932	94,688	93,384
Other income, net	(311)	(204)	(636)	(929)
Items not reflective of core operations (2)	2,051	—	5,513	—

Adjusted EBITDA (1)	$30,168	$26,728	$99,565	$92,455

(1)	The Company uses EBITDA and Adjusted EBITDA as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance, as it is used as a performance measure under the senior credit facility entered into in connection with the acquisition of Interflora Holdings Limited, the indenture governing the Notes and the Company’s executive compensation plan. The adjustment made in the calculation of Adjusted EBITDA, as described above, is an adjustment that would be made in calculating the Company’s performance for purposes of coverage ratios under the senior credit facility and the indenture governing the Notes, and the Company’s executive compensation plan bases incentive compensation payments in significant part on the Company’s performance measured using Adjusted EBITDA as presented above. Measures similar to EBITDA and Adjusted EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.

The Company believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense), other (income) expense, net (including foreign currency transactions) and other expenses or income items that are not considered reflective of the Company’s core operations. The Company also presents EBITDA and Adjusted EBITDA because it believes they are frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are that they do not reflect the Company’s cash expenditures for capital expenditures, they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, they do not reflect changes in, or cash requirements for, the Company’s working capital requirements, they do not reflect other expenses or gains excluded above and other companies in the Company’s industry may calculate these measures differently than presented above. The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

(2)	During fiscal year 2008, the Company recorded $2.9 million of expenses related to the pending acquisition by United Online, Inc., $2.0 million of expenses related to abandoned acquisition opportunities and $0.6 million in advisory costs incurred in conjunction with the resolution of a sales tax audit. Management does not consider these expenses reflective of the Company’s core operating performance.